Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS FIRST QUARTER

2021 RESULTS

Record 1Q Results Driven by February Snowfall and Improvements Across Both Segments

First Quarter 2021 Highlights:

•	Delivered Net Sales of $103.3 Million
•	Gross Profit Margin increased by 830 basis points compared to last year
•	Recorded Net Income of $0.7 million, or $0.03 of Diluted EPS
•	Adjusted EBITDA was $10.7 million, compared to $(1.7) million in 1Q20
•	Reiterated 2021 guidance
•	Paid $0.285 per share cash dividend on March 31, 2021

May 3, 2021 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the first quarter ended March 31, 2021.

“Both segments of our business produced admirable performances in the first quarter,” noted Bob McCormick, President & CEO. “It is a remarkable achievement by our teams to deliver record first quarter results just one year from the start of the pandemic. While demand dynamics in both segments are positive for 2021, we do expect future performance will be limited by supply chain disruption, which is impacting the entire manufacturing sector. We are reiterating our 2021 guidance and are pleased demand trends look more certain today than a few months ago as we build backlog in our Solutions segment.”

Consolidated First Quarter 2021 Results

$ in millions (except Margins & EPS)	Q1 2021	Q1 2020
Net Sales	$103.3	$68.2
Gross Profit Margin	25.4%	17.1%

Income (Loss) from Operations	$3.6	$(8.2)
Net Income (Loss)	$0.7	$(10.1)
Diluted EPS	$0.03	$(0.44)

Adjusted EBITDA	$10.7	$(1.7)
Adjusted EBITDA Margin	10.3%	(2.5%)
Adjusted Net Income (Loss)	$1.2	$(7.8)
Adjusted Diluted EPS	$0.04	$(0.34)

Douglas Dynamics – First Quarter 2021

•	Consolidated first quarter 2021 Net Sales were 51% higher compared to the same period last year, mainly driven by significant snowfall in many key markets in February 2021, plus the stabilization of the broader economic landscape.
•	The first quarter of 2020 was significantly impacted by the emergence of the pandemic and the associated facility shutdowns, lower shipment volumes, and additional business disruptions.
•	Income from Operations, Net Income, Adjusted EBITDA, and Adjusted Net Income all were considerably higher, compared to the first quarter of 2020, as a result of the higher volumes and the absence of any pandemic related facility shutdowns during the first quarter 2021.
•	Slightly offsetting these improvements was increased selling, general and administrative expenses driven by incentive-based compensation based on expected improved operating results.
•	Gross Profit Margin and Adjusted EBITDA Margin were higher by 830 basis points and 1280 basis points, respectively.
•	Interest expense decreased $2.0 million due to a $1.5 million gain recorded on non-cash swap adjustments in the current year, compared to a $1.4 million loss last year. This decrease was slightly offset by higher cash interest paid on our term loan of $0.8 million due to the increase in principal balance from the June 8, 2020 refinancing.

Work Truck Attachments Segment First Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2021	Q1 2020
Net Sales	$42.0	$19.1
Adjusted EBITDA	$8.2	$(2.1)
Adjusted EBITDA Margin	19.6%	(10.9%)

•	Work Truck Attachment Net Sales for the first quarter of 2021 increased 119% over the prior year, due to increased snowfall in key markets compared to the first quarter of 2020 and the release of temporary pent-up demand from the fourth quarter.
•	During the six-month winter season from October 2020 to March 2021, there were significant swings in snowfall amounts in key markets with December, January, and March producing significantly below average snowfall, and February delivering significantly above average snowfall. Overall, the season ended slightly below average compared to the ten-year average.
•	Adjusted EBITDA also increased considerably compared to the first quarter of 2021, driven by sales volumes. The company also experienced significant facility shutdown costs in the first quarter of 2020 that impacted profitability.

McCormick explained, “We experienced an unusual snow season, which ended with snowfall totals that were slightly below average. Our outperformance this quarter was driven by both increased parts and accessories sales, combined with the release of temporary pent-up demand for plows from the fourth quarter. As we begin the pre-season order period, we do anticipate that the record first quarter results will have pulled some sales forward, negatively impacting second and third quarter revenue.”

Douglas Dynamics – First Quarter 2021

Work Truck Solutions Segment First Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q1 2021	Q1 2020
Net Sales	$61.4	$49.1
Adjusted EBITDA	$2.4	$0.4
Adjusted EBITDA Margin	3.9%	0.7%

•	Work Truck Solutions Net Sales increased approximately 25% compared to the corresponding period of last year, due to higher volumes plus the result of the facility shutdowns that occurred during the first quarter of 2020, which significantly impacted business activity and order shipments.
•	Adjusted EBITDA increased by 500% and Adjusted EBITDA margin increased by 320 basis points as a result of higher volumes related to a return to more normalized business activity.
•	Order patterns throughout the segment have strengthened as the broader economic environment has continued to stabilize.

“After an expected softening of orders in the back half of 2020, we are now seeing improved order patterns for our municipal focused operations. The demand trends at Dejana are strong as the improving general economic outlook translates into orders for a wide variety of work trucks. As we look to the rest of the year, our biggest challenge is supply chain disruption as the global economy rebounds from the pandemic, causing shortages across many sectors including work trucks. We are working hard to predict and adapt to these challenges.”

Dividend & Liquidity

•	A quarterly cash dividend of $0.285 per share of the Company's common stock was declared on February 22, 2021, and paid on March 31, 2021, to stockholders of record as of the close of business on March 19, 2021.
•	During the quarter, the Company paid down an additional $20 million in debt. As of March 31, 2021, the company had $219.6 million of total debt, equating to a net leverage ratio of 2.2x.
•	Net Cash Provided by Operating Activities for the first quarter of 2021 increased to $24.1 million from cash used of $9.1 million in the first quarter 2020.
•	Free Cash Flow for the first quarter of 2021 increased to $22.0 million from $(11.4) million for the first quarter of 2020, and was mainly driven by the higher sales volumes in addition to the absence of facility shutdown costs.

S-3 Filing

•	Today, the Company also filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC).
•	The shelf registration statement is intended to afford the Company the flexibility to finance future business or strategic growth opportunities by accessing the capital markets on a timely and cost-effective basis.
•	At the present time, the Company has no specific plans to issue securities under the registration statement. The specifics of any future offering, along with the prices and terms of any such securities and the use of proceeds of a particular offering, will be determined at the time of any such offering and will be described in a prospectus supplement filed with the SEC in connection with such offering.
•	Sarah Lauber, CFO, noted, “We believe that filing the registration statement is a matter of good corporate governance to provide additional flexibility around potential capital-raising plans. While there are no specific plans to issue securities at this time, having it ready would help streamline the process if it became desirable at some point in the future.”

Douglas Dynamics – First Quarter 2021

Outlook

McCormick explained, “Despite the expectation that supply chain disruption will persist throughout the year, we remain confident in our ability to achieve our annual guidance and continue to position the Company to achieve our long-term goals. We are encouraged by the overall demand signals in the marketplace today and remain focused on executing on the factors within our control while finding innovative ways to work around external challenges.”

The 2021 financial outlook remains unchanged:

•	Net Sales are expected to be between $505 million and $565 million.
•	Adjusted EBITDA is predicted to range from $75 million to $100 million.
•	Adjusted Earnings Per Share are expected to be in the range of $1.20 per share to $2.00 per share.
•	The effective tax rate is expected to be approximately 25% to 26%.
•	The outlook assumes relatively stable economic conditions and the Company’s core markets will experience average snowfall levels in 4Q21.

Earnings Conference Call Information

The Company will host a conference call on Tuesday, May 4, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

Douglas Dynamics – First Quarter 2021

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, stock-based compensation, certain purchase accounting expenses, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock-based compensation, non-cash purchase accounting adjustments, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, and adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income (Loss) and Net Cash Provided by (Used in) Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Douglas Dynamics – First Quarter 2021

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

Douglas Dynamics – First Quarter 2021

Financial Statements

Douglas Dynamics, Inc.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,524	$41,030
Accounts receivable, net	45,149	83,195
Inventories	99,873	79,482
Inventories - truck chassis floor plan	12,112	8,146
Prepaid and other current assets	5,209	5,334
Total current assets	197,867	217,187

Property, plant, and equipment, net	64,402	64,320
Goodwill	113,134	113,134
Other intangible assets, net	150,086	152,791
Operating lease - right of use asset	20,404	21,441
Non-qualified benefit plan assets	9,376	9,041
Other long-term assets	1,333	1,288
Total assets	$556,602	$579,202

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$19,844	$16,284
Accrued expenses and other current liabilities	27,363	30,831
Floor plan obligations	12,029	7,885
Operating lease liability - current	4,359	4,326
Income taxes payable	4,588	5,214
Current portion of long-term debt	1,459	1,666
Total current liabilities	69,642	66,206

Retiree benefits and deferred compensation	16,850	15,804
Deferred income taxes	27,005	26,681
Long-term debt, less current portion	216,588	236,676
Operating lease liablility - noncurrent	16,380	17,434
Other long-term liabilities	13,510	16,197
Total stockholders' equity	196,627	200,204
Total liabilities and stockholders' equity	$556,602	$579,202

Douglas Dynamics – First Quarter 2021

Douglas Dynamics, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except share and per share data)

	Three Month Period Ended
	March 31, 2021	March 31, 2020

	(unaudited)
Net sales	$103,342	$68,190
Cost of sales	77,090	56,500
Gross profit	26,252	11,690

Selling, general, and administrative expense	19,899	17,149
Intangibles amortization	2,705	2,738

Income (loss) from operations	3,648	(8,197)

Interest expense, net	(2,975)	(5,040)
Other expense, net	(8)	(111)
Income (loss) before taxes	665	(13,348)

Income tax benefit	(77)	(3,262)

Net income (loss)	$742	$(10,086)

Weighted average number of common shares outstanding:
Basic	22,881,416	22,813,256
Diluted	22,901,979	22,813,256

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.03	$(0.44)
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.03	$(0.44)
Cash dividends declared and paid per share	$0.29	$0.28

Douglas Dynamics – First Quarter 2021

Douglas Dynamics, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Month Period Ended
	March 31, 2021	March 31, 2020

	(unaudited)
Operating activities
Net income (loss)	$742	$(10,086)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,013	4,894
Amortization of deferred financing costs and debt discount	392	303
Stock-based compensation	1,965	1,368
Adjustments on derivatives not designated as hedges	(1,454)	1,413
Provision for losses on accounts receivable	179	204
Deferred income taxes	324	(1,250)
Non-cash lease expense	1,036	1,015
Earnout liability	-	(17)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	37,867	39,014
Inventories	(20,213)	(34,428)
Prepaid assets, refundable income taxes paid and other assets	(254)	(2,119)
Accounts payable	3,347	1,161
Accrued expenses and other current liabilities	(4,094)	(7,334)
Benefit obligations and other long-term liabilities	(701)	(3,218)
Net cash provided by (used in) operating activities	24,149	(9,080)

Investing activities
Capital expenditures	(2,177)	(2,304)
Net cash used in investing activities	(2,177)	(2,304)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	--	(72)
Dividends paid	(6,790)	(6,487)
Net revolver borrowings	--	30,000
Repayment of long-term debt	(20,688)	(20,581)
Net cash provided by (used in) financing activities	(27,478)	2,860
Change in cash and cash equivalents	(5,506)	(8,524)
Cash and cash equivalents at beginning of period	41,030	35,665
Cash and cash equivalents at end of period	$35,524	$27,141

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$16,225	$6,215

Douglas Dynamics – First Quarter 2021

Douglas Dynamics, Inc.

Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2021	2020
Net income (loss)	$742	$(10,086)

Interest expense - net	2,975	5,040
Income tax benefit	(77)	(3,262)
Depreciation expense	2,308	2,156
Intangibles amortization	2,705	2,738
EBITDA	8,653	(3,414)

Stock-based compensation	1,965	1,368
COVID-19 (1)	40	317
Purchase accounting (2)	-	(17)
Other charges (3)	-	31
Adjusted EBITDA	$10,658	$(1,715)

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.
(2) Reflects reversal of earn-out compensation acquired in conjunction with the acquisition of Henderson in the periods presented.
(3) Reflects unrelated legal and consulting fees for the periods presented.

Douglas Dynamics – First Quarter 2021

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Work Truck Attachments
Net Sales	$41,981	$19,120
Adjusted EBITDA	$8,239	$(2,076)
Adjusted EBITDA Margin	19.6%	(10.9%)

Work Truck Solutions
Net Sales	$61,361	$49,070
Adjusted EBITDA	$2,419	$361
Adjusted EBITDA Margin	3.9%	0.7%

Douglas Dynamics – First Quarter 2021

Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (unaudited)

(In thousands, except share and per share data)

	Three month period ended March 31,
	2021	2020
Net income (loss)	$742	$(10,086)
Adjustments:
Stock based compensation	1,965	1,368
COVID-19 (1)	40	317
Purchase accounting (2)	-	(17)
Adjustments on derivative not classified as hedge (3)	(1,454)	1,413
Other charges (4)	-	31
Tax effect on adjustments	(138)	(778)
Adjusted net income (loss)	$1,155	$(7,752)

Weighted average basic common shares outstanding	22,881,416	22,813,256
Weighted average common shares outstanding assuming dilution	22,901,979	22,813,256

Adjusted earnings (loss) per common share - dilutive	$0.04	$(0.34)

GAAP diluted earnings (loss) per share	$0.03	$(0.44)
Adjustments net of income taxes:
Stock based compensation	0.07	0.04
COVID-19 (1)	-	0.01
Purchase accounting (2)	-	-
Adjustments on derivative not classified as hedge (3)	(0.06)	0.05
Other charges (4)	-	-
Adjusted diluted earnings (loss) per share	$0.04	$(0.34)

(1) Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.
(2) Reflects reversal of earn-out compensation acquired in conjunction with the acquisition of Henderson in the periods presented.
(3) Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.
(4) Reflects unrelated legal and consulting fees for the periods presented.

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended March 31,
	2021	2020
Net cash provided by (used in) operating activities	$24,149	$(9,080)
Acquisition of property and equipment	(2,177)	(2,304)
Free cash flow	$21,972	$(11,384)